Exhibit 10.20

PICASSO PARENT COMPANY, INC.

2010 EQUITY INCENTIVE PLAN

ARTICLE I

PURPOSE

Purpose of the Plan. The Plan shall be known as the Picasso Parent Company, Inc. 2010 Equity Incentive Plan (the “Plan”). The Plan is intended to expand the value of the enterprise by recruiting, retaining and incenting the most critical employees, Members of the Board and Independent Contractors of Picasso Parent Company, Inc. (the “Company”) and its Subsidiaries to participate in the long-term growth and financial success of the Company through Share ownership. The Plan is intended to permit the grant of Awards that constitute Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights and Performance Awards, cash payments and such other forms as the Committee in its discretion deems appropriate, including any combination of the above.

ARTICLE II

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlling or controlled by the Company.

“Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights and Performance Awards, cash payments and such other forms as the Committee in its discretion deems appropriate.

“Award Agreement” means the written agreement setting forth the terms and conditions applicable to an Award.

“Base Price” means the price at which a SAR may be exercised with respect to a Share.

“Board” means the Company’s Board of Directors, as constituted from time to time.

“Cause” means with respect to a Participant’s Termination from and after the date hereof, the following: (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (a) other than as a result of or otherwise due to Disability arising from physical or mental illness, the refusal or neglect of the Participant to perform substantially his or her employment–related duties, which has not been cured within twenty (20) calendar days after a written demand for substantial performance is delivered to such Participant, (b) the Participant’s willful misconduct or breach of fiduciary duty, (c) the Participant’s conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction), (d) repeated absences from work without a reasonable excuse, (e) repeated intoxication with alcohol or drugs while on Company business during regular business hours; provided that the lawful use of prescription medication by the Participant in accordance with the directions of a prescribing physician shall not constitute a violation of this clause for purposes of determining whether

“Cause” exists, or (f) the material breach by the Participant of any covenant or agreement with the Company or any Subsidiary, or any written policy of the Company or any Subsidiary, not to disclose any information pertaining to the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary, which, in the case of a covenant, agreement or policy not to compete or interfere with the Company or any Subsidiary, has not been cured within twenty (20) calendar days after a written demand for substantial performance of such covenant, agreement or policy is delivered to such Participant or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement (and if a Participant is party to more than one such agreement and such agreements have different definitions thereof, “cause” shall be as defined in the first of such agreements listed in the foregoing order in which such definition applies). With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable law.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the Compensation Committee of the Board or such other committee as the Board may select.

“Disability” means (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “disability” (or words of like import)), Participant’s inability to perform the essential duties, responsibilities and functions of his or her position with the Company and its Subsidiaries for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity, even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or, if providing such accommodations would be unreasonable, all as determined by an independent physician selected by the Company and reasonably acceptable to the Participant; provided that Participant shall cooperate in all respects with the Company if a question arises as to whether he or she has suffered a Disability (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Participant’s condition with the Company) and, in the absence of such cooperation, such determination shall be made by the Committee in its reasonable good faith judgment; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “disability” (or words of like import), “disability” as defined under such agreement (and if a Participant is party to more than one such agreement and such agreements have different definitions thereof, “disability” shall be as defined in the first of such agreements listed in the foregoing order in which such definition applies). Notwithstanding the foregoing, for distribution or settlement of Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i). In the event a Participant whose employment with the Company terminates due to Disability continues to serve as a director of or a consultant to the Company, such Participant’s employment with the Company shall not be deemed to have terminated for purposes of the Plan or any Award Agreement evidencing Awards granted to such Participant until the date as of which such Participant’s services as a director of and consultant to the Company shall have also terminated.

“Eligible Individual” means any of the following individuals who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein: (a) any Member of the Board, officer or Employee of the Company or a Subsidiary of the Company or (b) any Independent Contractor or advisor of the Company or a Subsidiary.

“Employee” means an employee of the Company or a Subsidiary. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer of employment by the Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence employment by a date established by the Committee.

“Exercise Price” means the price at which a Share subject to an Option may be purchased upon the exercise of the Option.

“Fair Market Value” means, except as otherwise specified in a particular Award Agreement, (a) while the Shares are readily traded on an established national or regional securities exchange, the average closing transaction price of such a Share as reported by the principal exchange on which such Shares are traded for each of the ten (10) business days preceding the date as of which such value is being determined, (b) if the Shares are not readily traded on an established national or regional securities exchange, the average of the bid and ask prices for such a Share for each of the ten (10) business days preceding the date as of which such value is being determined, where quoted for such Shares, or (c) if Fair Market Value cannot be determined under clause (a) or clause (b) above, or if the Board determines in its sole discretion that the Shares are too thinly traded for Fair Market Value to be determined pursuant to clause (a) or clause (b), the value as determined by the Board, in its sole discretion, on a good faith basis; provided that, at least once during each fiscal year, the Company shall retain a nationally recognized firm experienced in the valuation of private companies (an “Independent Valuator”) to provide an estimate of the then Fair Market Value of the Shares; provided further that the Board, in making its good faith determination of Fair Market Value as set forth above, shall make such determination in light of the information provided in the most recent estimates of an Independent Valuator with respect to the Shares, as well as such other information and subsequent events since the time of an Independent Valuator’s most recent estimate of Fair Market Value as the Board deems reasonably relevant. If the Participant objects to the Board’s determination of Fair Market Value pursuant to clause (c) above and the total value of the Shares in question is reasonably expected to exceed $250,000, the Company shall then retain an Independent Valuator to provide an estimate of the then Fair Market Value of the Shares; provided that the Board shall not be required to retain an Independent Valuator if the date of the Board’s determination of Fair Market Value which has been challenged by the Participant is less than 180 days following the date of the most recent estimate of Fair Market Value by an Independent Valuator; provided further that the Board shall make the final determination of Fair Market Value in light of the information provided by an Independent Valuator in accordance with clause (c) above. If Participant objects to the Board’s determination of Fair Market Value and an Independent Valuator is retained in accordance with the immediately preceding sentence and such Independent Valuator’s determination of Fair Market Value is 110% or less than the Fair Market Value as determined by the Board, then the Participant will pay the cost of the Independent Valuator. If the Fair Market Value, as determined pursuant to the process described above, is 110% or more of the Fair Market Value originally determined by the Board, then the Company will pay the cost of the Independent Valuator. Notwithstanding anything to the contrary contained in this Plan or any applicable Award Agreement, for purposes of establishing an Exercise Price of any Share as of any date, Fair Market Value shall not be less than the fair market value of one Share, as determined under Section 409A of the Code.

“Good Reason” means (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “good reason” (or words of like import)), the Participant’s voluntary termination of his or her employment as a result of any of the following: (a) without such Participant’s prior written consent, (x) a reduction by the Company or any Subsidiary of his or her current salary, other than any such reduction which is part of a general salary reduction or other concessionary arrangement affecting all employees or affecting the group of employees of which the Participant is a member proportionately (after receipt by the Company or such Subsidiary of written notice and the expiration of a 20–day cure period), (y) a material breach by the Company of any agreement between the Participant and the Company or (z) other than travel reasonably required by the Company, the Company changing Participant’s primary location of employment by greater than 50 miles or (b) the taking of any action by the Company or any Subsidiary that would diminish the aggregate value of the benefits provided him or her under the Company’s or such Subsidiary’s accident, disability, life insurance and any other employee benefit plans in which he or she was participating on the date of his or her execution of the applicable Option agreement, other than any such reduction which is (x) required by law, (y) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees of which the Participant is a member proportionately or (z) generally applicable to all beneficiaries of such plans (after receipt by the Company or such Subsidiary of written notice and a 20–day cure period) or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “good reason” (or words of like import), “good reason” as defined under such agreement (and if a Participant is party to more than one such agreement and such agreements have different definitions thereof, “good reason” shall be as defined in the first of such agreements listed in the foregoing order in which such definition applies).

“Grant Date” means the date that the Award is granted.

“Immediate Family” means, with respect to any Participant, such Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws (including all such relationships arising because of legal adoption) and any other person required under applicable law to be accorded a status identical to any of the foregoing.

“Incentive Stock Option” means an Option that is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code.

“Independent Contractor” means any natural person who is an independent contractor or consultant of the Company or a Subsidiary. Notwithstanding anything to the contrary contained herein, the Committee may grant Awards to an individual who has been extended an offer to become an independent contractor or consultant by the Company or a Subsidiary; provided that any such Award shall be subject to forfeiture if such individual does not commence his or her duties by a date established by the Committee.

“IPO” means the initial Public Offering consummated by the Company.

“MDP” means, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., Madison Dearborn Capital Partners VI-A, L.P., Madison Dearborn Capital Partners VI-C, L.P., Madison Dearborn Capital Partners VI Executive-A, L.P., each a Delaware limited partnership, to the extent that any of the foregoing is or was an owner of equity interests in the Company, and any other Affiliate of the foregoing that at any time owns equity interests in the Company.

“MDP Cash Inflows” means, without duplication, as of any measurement date, all cash payments or other cash distributions received by MDP on or prior to such date with respect to debt or equity securities of the Company or its Subsidiaries purchased from the Company or its Subsidiaries or others prior to such date by MDP (including, without limitation, Shares purchased by MDP) (whether such payments are received from the Company or any third party, whether such payments are received as interest, dividends, proceeds with respect to the sale or redemption of such securities, upon a liquidation of the Company or any of its Subsidiaries or otherwise); provided that, for the avoidance of doubt “MDP Cash Inflows” shall in no event be deemed to include any fees paid to MDP or any Affiliate thereof pursuant to that certain Management Services Agreement, dated as of June 16, 2010, by and among BWAY Holding Company, a Delaware corporation and wholly owned indirect subsidiary of the Company, the Company and one or more Affiliates of MDP, any expenses reimbursed to MDP or any Affiliate thereof in connection with its investment in the Company or its services for the Company or any indemnification payments received by MDP or any Affiliate thereof.

“MDP Cash Outflows” means the sum of all cash payments and cash investments and the fair market value of all in kind contributions made (or deemed made) by MDP to and in the Company and its Subsidiaries and to others to acquire debt and/or equity securities of the Company and its Subsidiaries.

“MDP IRR” means as of any measurement date, with respect to MDP, the internal rate of return realized by MDP on the MDP Cash Outflows as of such measurement date based on the MDP Cash Inflows as of such measurement date. In determining the MDP IRR, cash payments and other cash distributions included within the MDP Cash Inflows will be measured from the date on which MDP actually receives such payments or distributions, and MDP Cash Outflows will be measured from the date on which the payments, investments and contributions included therein are actually received by the Company or other recipient thereof. MDP IRR shall be calculated by the Board by using the “XIRR” function in Microsoft® Excel, upgrades to such program, or if such software is not available at such time, an equivalent function in another software package.

“Member of the Board” means an individual who is a member of the Board or of the board of directors of a Subsidiary.

“Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase Shares granted pursuant to Article VII.

“Participant” means an Employee, Independent Contractor, or Member of the Board with respect to whom an Award has been granted and remains outstanding.

“Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.

“Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate; provided that any such Performance Period shall be no less than 12 months and no longer than 36 months in duration.

“Public Offering” means any underwritten sale of Shares or common equity securities of any of the Company’s Subsidiaries (or any corporate successor to the Company or any of its Subsidiaries) pursuant to an effective registration statement under the Securities Act, filed with the United States Securities and Exchange Commission.

“Retirement” means, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the

Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “retirement” (or words of like import)), the termination of a Participant’s employment with the Company or any Subsidiary on or after the date the Participant attains age 65 or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “retirement” (or words of like import), “retirement” as defined under such agreement (and if a Participant is party to more than one such agreement and such agreements have different definitions thereof, “retirement” shall be as defined in the first of such agreements listed in the foregoing order in which such definition applies). Notwithstanding the foregoing, in the event a Participant whose employment with the Company terminates due to Retirement continues to serve as a director of or a consultant to the Company, such Participant’s employment with the Company shall not be deemed to have terminated for purposes of the Plan or any Award Agreement evidencing Awards granted to such Participant until the date as of which such Participant’s services as a director of and consultant to the Company shall have also terminated, at which time the Participant shall be deemed to have terminated employment due to retirement.

“Sale of the Company” means either (i) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, as determined in good faith by the Board, (ii) a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of the Company) the result of which is that the holders of the Company’s outstanding voting securities immediately prior to such transaction or series of related transactions are (after giving effect to such transaction or series of related transactions) have transferred equity securities such that such holders are no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than 33.3% of the voting power of the outstanding voting securities of the Company, or (iii) any liquidation approved by the stockholders of the Company in connection with which all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are distributed to the Company’s stockholders. Notwithstanding the foregoing, no such transaction or series of related transactions (including by way of merger, consolidation, recapitalization, reorganization, sale of units or otherwise) in connection with an IPO shall be deemed a Sale of the Company.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Share” means a share of common stock of the Company, par value $0.01 per share, or any security issued by the Company or any successor in exchange or in substitution therefor.

“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article VIII, granted alone or in tandem with a related Option which is designated by the Committee as a SAR.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of June 16, 2010, by and among the Company, MDP and certain other stockholders of the Company, as amended, modified, supplemented or waived from time to time.

“Subsidiary” means, with respect to any person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof. For purposes hereof, person or persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such person or persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Ten Percent Holder” means an Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) who, at the time an Option is granted, owns shares representing more than ten percent of the voting power of all classes of securities of the Company.

“Termination” means (i) in the case of an Employee: (a) a termination of employment of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be a Subsidiary, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Subsidiary at the time the entity ceases to be a Subsidiary; (ii) in the case of a Consultant: (x) that the Consultant is no longer acting as a consultant to the Company or a Subsidiary; or (y) when an entity which is retaining a Participant as a Consultant ceases to be a Subsidiary unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Subsidiary at the time the entity ceases to be a Subsidiary; or (iii) in the case of a Member of the Board, that individual Director has ceased to be a Member of the Board. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination thereafter.

Notwithstanding the foregoing, for Awards that are considered to be “deferred compensation” under Section 409A of the Code and that are settled or distributed upon a “Termination,” the foregoing definition shall only apply to the extent the applicable event would also constitute a “separation from service” under Code Section 409A.

“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of one (1) or more Members of the Board and may consist of the entire Board. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee.

3.2 Authority and Action of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the full and final authority in its discretion to (a) determine which Eligible Individuals shall be eligible to receive Awards and to grant Awards, (b) prescribe the form, amount, timing and other terms and conditions of each Award, (c) interpret the Plan and the Award Agreements (and any other instrument relating to the

Plan), (d) adopt such procedures as it deems necessary or appropriate to permit participation in the Plan by Eligible Individuals, (e) adopt such rules as it deems necessary or appropriate for the administration, interpretation and application of the Plan, (f) interpret, amend or revoke any such procedures or rules, (g) correct any technical defect(s) or technical omission(s), or reconcile any technical inconsistency(ies) in the Plan and/or any Award Agreement, (h) accelerate the vesting of any Award, (i) extend the period during which an Option or SAR may be exercisable, and (j) make all other decisions and determinations that may be required pursuant to the Plan and/or any Award Agreement or as the Committee deems necessary or advisable to administer the Plan.

The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. A majority of the Committee shall constitute a quorum. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee of the Company or any of its Subsidiaries or Affiliates, the Company’s independent certified public accountants or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee by execution of written agreements and/or other instruments in such form as is approved by the Committee.

3.3 Delegation by the Committee.

3.3.1 The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Members of the Board of the Company and/or officers of the Company (which officers may further delegate such responsibilities); provided, however, that the Committee (or the officers, as applicable) may not delegate its authority or power if prohibited by applicable law.

3.3.2 The Committee may, in its sole discretion, employ such legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.

3.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board and any person designated pursuant to Section 3.3.1, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or by-laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

3.5 Decisions Binding. All determinations, decisions and interpretations of the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan or any Award Agreement shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the number of Shares available for delivery pursuant to Awards granted under the Plan shall be 3,263,940 Shares. Shares awarded under the Plan may be authorized but unissued Shares, authorized and issued Shares reacquired and held as treasury Shares or a combination thereof. To the extent permitted by applicable law or exchange rules, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section 4.1. The maximum number of Shares with respect to which Incentive Stock Options may be granted to any Participant shall be such number of Shares which shall become exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) having an aggregate Fair Market Value (determined as of the Grant Date) equal to $100,000.

4.2 Lapsed Awards. To the extent that Shares subject to an outstanding Option (except to the extent Shares are issued or delivered by the Company in connection with the exercise of a tandem SAR) or other Award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of such Award, (ii) the withholding of such Shares in satisfaction of applicable federal, state or local taxes or (iii) of the settlement of all or a portion of such Award in cash, then such Shares shall again be available under this Plan.

4.3 Changes in Capital Structure. Unless otherwise provided in the Award Agreement, in the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) affects the Shares (other than any such issuance or offering under the Plan), the Board shall, in its good faith discretion, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the Exercise Price or Base Price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

4.3.1 Notwithstanding anything to the contrary in the Plan, if the relevant Corporate Event is a Sale of the Company, the outstanding Awards shall be subject to the agreement of merger or consolidation or other agreement governing such Sale of the Company, which agreement shall, unless otherwise agreed by a Participant in writing with respect to his or her Awards, provide for (i) cancellation of all Awards that do not become vested and exercisable in connection with such transaction for no consideration or payment of any kind, and (ii) payment of a complete settlement, in cash or other consideration, for all Awards that are then vested and exercisable in an aggregate amount equal to the number of Shares issuable upon exercise of such Awards multiplied by the difference between the amount to be paid for one Share in such transaction (the “Per Share Price”) and the Exercise Price or Base Price, as applicable (and in the event that the applicable Exercise Price or Base Price is equal to or exceeds the Per Share Price, $0), and the cancellation of such Awards in exchange for such settlement (or in the event that the applicable Exercise Price or Base Price is equal to or exceeds the Per Share Price, effective immediately prior to consummation of such transaction); provided that unless the consideration to be paid to a Participant is to be paid entirely in cash, (x) the value of such consideration shall be paid to a Participant in the same proportion of cash or securities or other property received by the Company or MDP, as applicable, with reference to the Sale of the Company giving rise to such payment and (y) such consideration shall be paid on terms which are no less favorable than those received by MDP in respect of their Shares in connection with such Sale of the Company. In the event that any portion of the consideration paid for Shares in any such transaction is in the form of non-cash consideration, the value of such consideration shall be reasonably determined by the Committee in good faith.

4.3.2 Upon receipt by any affected Participant of any payment in accordance with Section 4.3.1, such Participant’s affected Awards for which such payment was received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. Any actions or determinations of the Committee under this Section 4.3 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

4.4 Minimum Purchase Price. Notwithstanding any provision of this Plan to the contrary, if authorized but previously unissued Shares are issued under this Plan, such Shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

EFFECTIVE DATE

The Plan has been adopted by the Board on June 16, 2010 (the “Effective Date”), subject, only in the case of the ability to grant ISOs, to the approval of the shareholders of the Company.

ARTICLE VI

GENERAL REQUIREMENTS FOR AWARDS

6.1 Awards Under the Plan. Awards under the Plan may be in the form of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Performance Awards, cash payments and such other forms as the Committee in its discretion deems appropriate, including any combination of the above. No fractional Shares shall be issued under the Plan nor shall any right be exercised under the Plan with respect to a fractional Share.

6.2 General Eligibility. All Eligible Individuals are eligible to be granted Awards, subject to the terms and conditions of this Plan. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion.

6.3 Incentive Stock Options. Notwithstanding anything herein to the contrary, only eligible Employees of the Company, its Subsidiaries and its parent (if any) are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

ARTICLE VII

STOCK OPTIONS

7.1 Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at such times, and subject to such terms and conditions, as determined by the Committee in its sole discretion. An Award of Options may include Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof; provided, however, that an Incentive Stock Option may only be granted to an Employee of the Company or a Subsidiary and no Incentive Stock Option shall be granted more than ten

(10) years after the earlier of (i) the Effective Date or (ii) the date this Plan is approved by the Company’s shareholders.

7.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to the exercise of all or a portion of the Option, the conditions under which such Options shall become vested (subject to Section 7.5 herein), and such other terms and conditions as the Committee, in its discretion, shall determine, but which terms shall in no event be inconsistent with the Plan. The Award Agreement pertaining to an Option shall designate such Option as an Incentive Stock Option or a Non-Qualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000, such Options shall constitute Non-Qualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options shall be taken into account in the order in which they are granted.

7.3 Exercise Price. Subject to the other provisions of this Section, the Exercise Price with respect to Shares subject to an Option shall be determined by the Committee in its sole discretion; provided, however, that the Exercise Price with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date; provided further that the Exercise Price of any Option granted under the Plan shall not be less than the fair market value of the Shares underlying such Option on the Grant Date thereof. If and to the extent that an Option by its terms purports to be granted at a price lower than that permitted by the Plan, such Option shall be deemed for all purposes to have been granted at the lowest price that would have in fact have been permitted by the Plan at the time of grant.

7.4 Expiration Dates. Each Option shall terminate not later than the expiration date specified in the Award Agreement pertaining to such Option; provided, however, that the expiration date with respect to an Option shall not be later than the tenth (10th) anniversary of its Grant Date and the expiration date with respect to an Incentive Stock Option granted to a Ten Percent Holder shall not be later than the fifth (5th) anniversary of its Grant Date.

7.5 Vesting. Notwithstanding anything herein to the contrary, Options may be exercised only to the extent it has become vested and has not otherwise expired or terminated and then only in accordance with the terms of the Award Agreement pursuant to which such Options are granted.

(a) Time Vesting. Forty percent (40%) of each Option granted pursuant to the Plan will become vested and exercisable upon on each anniversary of the Grant Date for such Option in accordance with the following schedule, if (but only if) as of each such date the Participant has been continuously employed by the Company or one of its Subsidiaries through such date (the “Time Vesting Option”).

Date	Cumulative Percentage of Time Vesting Option Vested
Grant Date	0.00%
First Anniversary of the Grant Date	20.00%
Second Anniversary of the Grant Date	40.00%
Third Anniversary of the Grant Date	60.00%
Fourth Anniversary of the Grant Date	80.00%
Fifth Anniversary of the Grant Date	100.00%

If, following the first anniversary and prior to the fifth anniversary of the applicable Grant Date, the Participant undergoes a Termination for any reason on any date other than one of the dates set forth in the schedule above, the cumulative percentage of the Time Vesting Option to be vested on the date of such Participant’s Termination will be equal to the cumulative percentage of the Time Vesting Option that was vested as of the immediately preceding date that is set forth in the schedule above prior to the date of such Participant’s Termination plus such Participant will be given credit for daily-prorated vesting for the number of whole days which have elapsed since such immediately preceding date on the schedule above prior to the date of such Participant’s termination. Notwithstanding the foregoing, in the event that a Participant’s employment with the Company is Terminated (i) on or prior to the fourth anniversary of the Grant Date of an Option by the Company without Cause or by such Participant with Good Reason, then the cumulative percentage of a Participant’s Time Vesting Option which shall be deemed vested for purposes of the Plan shall be determined as though such termination occurred one (1) year after the actual date of such Termination or (ii) following the fourth anniversary of the Grant Date of an Option by the Company without Cause or by such Participant with Good Reason, then the cumulative percentage of a Participant’s Time Vesting Option which shall be deemed vested for purposes of the Plan shall be determined as though such termination occurred on the fifth anniversary of such Grant Date. For the avoidance of doubt, no portion of any Participant’s Time Vesting Option shall be deemed vested prior to the first anniversary of the applicable Grant Date. The portion of any Time Vesting Option that shall be vested as of any date shall be rounded down to the nearest whole Share and Time Vesting Options may not be exercised with respect to any fractional Shares.

(b) Performance Vesting. Sixty percent (60%) of each Option granted will be subject to performance vesting in accordance with this Section 7.5(b) (the “Performance Vesting Options”); provided that any Performance Vesting Options shall be Non-Qualified Stock Options. The cumulative percentage of the Performance Vesting Options that will become vested and exercisable upon the consummation of a Sale of the Company will be determined in accordance with the following if (but only if) the MDP IRR as of such Sale of the Company equals or exceeds the performance threshold, compounded annually, set forth beside such cumulative percentage on the chart below and if (but only if) as of the consummation of such Sale of the Company, the Participant has been continuously employed by the Company or one of its Subsidiaries through such Sale of the Company:

Performance Threshold	Cumulative Percentage of Performance Vesting Option Vested
15.00%	33.33%
20.00%	66.67%
25.00%	100.00%

; provided that, where the applicable MDP IRR as of such Sale of the Company exceeds 15.00% but is less than 20.00%, for each incremental increase of 1.00% in MDP IRR, the cumulative percentage of the Performance Vesting Option which shall be vested as of such Sale of the Company shall be equal to (i) 33.33% plus (ii) the product of (x) 6.667 multiplied by (y) the difference between the applicable MDP IRR and 15.00%; provided further that where the applicable MDP IRR as of such Sale of the Company exceeds 20.00% but is less than 25.00%, for each incremental increase of 1.00% in MDP IRR, the cumulative percentage of the Performance Vesting Option which shall be vested as of such Sale of the Company shall be equal to (i) 66.67% plus (ii) the product of (x) 6.667 multiplied by (y) the difference between the applicable MDP IRR and 20.00%. For the avoidance of doubt, in no event shall any increase in MDP IRR of less than a whole increment of 1.00% result in any increase in the cumulative vesting percentage of the Performance Vesting Option. By way of example, an MDP IRR of 16.20% would result in a cumulative vesting percentage of the Performance Vesting Option of 40.00% and an MDP IRR of 17.80% would result in a cumulative vesting percentage of 46.67%. The portion of any Performance Vesting Option that shall be vested upon the consummation of such Sale of the Company and the achievement of the corresponding MDP IRR therein shall be rounded down to the nearest whole Share and Performance Vesting Options may not be exercised with respect to any fractional Shares. Notwithstanding the foregoing, if (but only if) such Participant’s employment is terminated by the Company without Cause or by the Participant with Good Reason, in either case during the 12-month period prior to the date a Sale of the Company is consummated, the Company shall, upon consummation of such Sale of the Company, make payment to the Participant in an amount equal to what would have been paid to such Participant in respect of the vested portion of his or her Performance Vesting Option (as determined in accordance with this Section 7.5(b)) as part of such Sale of the Company had he or she remained continuously by the Company or one of its Subsidiaries through such Sale of the Company.

(c) Acceleration of Vesting on a Sale of the Company. Notwithstanding anything to the contrary herein, but subject to any conditions or requirements with respect to vesting or acceleration contained in the applicable Award Agreement, upon the occurrence of a Sale of the Company, the portion of any outstanding Time Vesting Option which has not become vested by its terms as of the date of such event shall immediately vest and become exercisable with respect to 100% of the Time Vesting Option simultaneously with the consummation of the Sale of the Company (it being agreed and understood that no portion of any Time Vesting Option shall vest in connection with or as a result of any Public Offering), if (but only if) as of the consummation of the Sale of the Company the Participant has been continuously employed by the Company or one of its Subsidiaries through the consummation of the Sale of the Company.

(d) No Vesting After Termination. Except as otherwise provided herein, the above vesting with respect to any Option granted hereunder shall cease on the effective date of Termination of the Participant to whom such Option was granted, and no portion of such Option shall vest after the date of such Termination.

(e) Discretionary Vesting; Terms of Award Agreement. Subject to any conditions or requirements with respect to vesting or acceleration contained in the applicable Award Agreement, the Board may at any time, and from time to time, elect to accelerate or otherwise provide for the vesting of any Option granted hereunder. The Company may, on the date of grant of such Option in an Award Agreement approved by the Board and containing an express reference that such Award Agreement is intended to provide for different vesting than this Plan, provide for vesting of an Option that is different than is provided for in this Plan

7.6 Exercisability of Options. Subject to Sections 7.4 and 7.5, Options granted under the Plan shall be exercisable at such times, and shall be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion. The exercise of an Option is contingent upon payment by the optionee of the amount sufficient to pay all taxes required to be withheld by any governmental agency. Such payment may be in any form approved by the Committee.

7.7 Method of Exercise. Options shall be exercised in whole or in part by the Participant’s delivery of a written notice of exercise to the Treasurer of the Company (or his or her designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price with respect to each such Share and an amount sufficient to pay all taxes required to be withheld by any governmental agency. Furthermore, as a condition to any exercise, the Company may require review by a Participant of material information related to the Company, compliance with various securities law issues, and execution and delivery by the Participant of a joinder to the Stockholders Agreement as an Executive and an acknowledgment that the Shares acquired by such Participant are “Stockholder Shares.” The Exercise Price may be paid by the Participant to the Company (x) in cash or its equivalent or (y) by the surrender and termination by the Participant of a number of Shares to be otherwise received by the Participant in respect of such Option having a Fair Market Value equal to the aggregate Exercise Price thereof; provided that, in the event that the Exercise Price is to be paid pursuant to clause (y) of the foregoing, the total number of Shares for which such Option is then vested and exercisable by such Participant shall be at least equal to the sum of (i) the number of Shares subject to such Option being so surrendered and terminated in payment of such aggregate Exercise Price plus (ii) the number of Shares to be issued to Participant in connection with such exercise. No Shares resulting from the exercise of an Option shall be issued until full payment therefor has been made. The Committee, in its sole discretion, also may permit exercise by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares with respect to which the Option is exercised, the Company shall deliver to the Participant Share certificates (or the equivalent if such Shares are held in book entry form) for such Shares with respect to which the Option is exercised.

7.8 Restrictions on Share Transferability. Options are not transferable, except by will or pursuant to the laws of descent. The Committee may impose such additional restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

7.9 Cashing Out of Option. Unless otherwise provided in the Award Agreement, on receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the optionee an amount, in cash or Shares, equal to the excess of the Fair Market Value of the Shares over the option price times the number of Shares for which the Option is being exercised on the effective date of such cash-out; provided that such election to effect such a cash-out shall only be available to the Committee where the Company will otherwise be permitted to exercise its right to repurchase Shares from the Participant under the terms of the Stockholders Agreement.

7.10 Certain Powers. Notwithstanding anything herein to the contrary, unless otherwise provided in the Award Agreement, the Committee may, at its sole and absolute discretion, (i) lower the strike price of an Option after it is granted, or take any other action with the effect of lowering the strike price of an Option after it is granted or (ii) permit Participants to cancel an Option in exchange for another Award, in each case, to the extent such action or event is in compliance with Code Section 409A.

7.11 Incentive Stock Options. Should any Option granted under this Plan be designated an “Incentive Stock Option,” but fail, for any reason, to meet the requirements of the Code for such a designation, then such Option shall be deemed to be a Non-Qualified Stock Option and shall be valid as such according to its terms.

ARTICLE VIII

STOCK APPRECIATION RIGHTS

8.1 Grant of SARs. Subject to the provisions of the Plan, SARs may be granted to such Participants at such times, and subject to such terms and conditions, as shall be determined by the Committee in its sole discretion.

8.2 Base Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. Without limiting the foregoing, the Base Price with respect to Shares subject to a tandem SAR shall be the same as the Exercise Price with respect to the Shares subject to the related Option.

8.3 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Base Price (which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date), the term of the SAR, the vesting conditions of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.4 Expiration Dates. Each SAR shall terminate no later than the tenth (10th) anniversary of its Grant Date; provided, however, that the expiration date with respect to a tandem SAR shall not be later than the expiration date of the related Option.

8.5 Exercisability.

8.5.1 Method of Exercise. Unless otherwise specified in the Award Agreement pertaining to a SAR, a SAR may be exercised (a) by the Participant’s delivery of a written notice of exercise to the Committee setting forth the number of whole SARs which are being exercised, (b) in the case of a tandem SAR, by surrendering to the Company any Options which are cancelled by reason of the exercise of such SAR, and (c) by executing such documents as the Company may reasonably request.

8.5.2 Tandem SARs. Tandem SARs (i.e., SARs issued in tandem with Options) shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Article VII. The related Options which have been surrendered by the exercise of a tandem SAR, in whole or in part, shall no longer be exercisable to the extent the related tandem SARs have been exercised.

8.5.3 Discretionary Limitations. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise set forth in an Award Agreement or determined by the Committee, in the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

8.6 Payment. Except as otherwise provided in the relevant Award Agreement, upon exercise of a SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the amount by which the Fair Market Value of a Share on the date of exercise exceeds the Base Price specified in the Award Agreement pertaining to such SAR by (ii) the number of Shares with respect to which the SAR is exercised.

8.7 Payment Upon Exercise of SAR. Payment to a Participant upon the exercise of the SAR shall be made, as determined by the Committee in its sole discretion, either (a) in cash, (b) in Shares with a Fair Market Value equal to the amount of the payment or (c) in a combination thereof, as set forth in the applicable Award Agreement; provided that, if payment in respect of an SAR shall be made by the Company in a form other than cash, the Participant exercising such SAR shall be entitled to receive an amount in cash sufficient to pay any applicable taxes incurred by the Participant in connection with such exercise; provided further that any cash received to pay any applicable taxes in accordance with the foregoing proviso shall reduce on a dollar-for-dollar basis the value of the Shares to be paid upon exercise of the SAR in the future.

ARTICLE IX

PERFORMANCE AWARDS

9.1 General. The Committee may grant a Performance Award to the Participant, payable in any form described in Section 6.1, upon the attainment of specific Performance Goals. If the Performance Award is payable in cash, it may be paid upon attainment of the relevant Performance Goals either in cash or in Shares (based on the then current Fair Market Value of such Shares), as determined by the Committee, in its sole and absolute discretion; provided that, if payment in respect of a Performance Award shall be made in a form other than cash, the Participant shall be entitled to receive an amount in cash sufficient to pay any applicable taxes incurred by the Participant in connection with such Award; provided further that any cash received to pay any applicable taxes in accordance with the foregoing proviso shall reduce on a dollar-for-dollar basis the value of the consideration being paid in respect of such Performance Award. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. Performance Awards granted under the Plan shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, which additional terms and conditions shall be reflected in the applicable Award Agreement.

9.2 Performance Goals. Unless otherwise prohibited by applicable law, the Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of Performance Goals. Such Performance Goals are to be specified in the relevant Award Agreement and may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share (basic and diluted), (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, return on investment and cash flow in excess of cost of capital), (j) earnings before interest, taxes, depreciation and amortization, (k) earnings before interest and taxes, (l) sales, (m) total stockholder return relative to assets, (n) total stockholder return relative to peers, (o) financial returns (including, without limitation, return on assets, return on net assets, return on equity and return on investment), (p) cost reduction targets, (q) customer satisfaction, (r) customer growth, (s) employee satisfaction, (t) gross margin, (u) revenue growth, (v) market share, (w) book value per share, (x) expenses and expense ratio management, (y) system-wide sales or system-wide sales growth, (z) traffic or customer counts, (aa) new product sales, (bb) any combination of the foregoing or (cc) such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. Multiple Performance Goals may be established and may have the same or different weighting.

9.3 Additional Criteria. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

9.4 Value, Form and Payment of Performance Award. The Committee will establish the value or range of value of the Performance Award, the form in which the Award will be paid, and the date(s) and timing of payment of the Award. The Participant will be entitled to receive the Performance Award only upon the attainment of the Performance Goals and such other criteria as may be prescribed by the Committee during the Performance Period.

ARTICLE X

PARTICIPANT TERMINATION; EFFECT OF A SALE OF THE COMPANY

10.1 Effect of Termination. Unless otherwise provided in the applicable Award Agreement or as determined by the Company, Options or SARs that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire without consideration due thereon as of the date of such Termination. Unless otherwise provided in the applicable Award Agreement or as determined by the Company, upon a Participant’s Termination for any reason, any unvested Performance Award shall be forfeited without consideration. Unless otherwise provided in the applicable Award Agreement or as determined by the Company, Awards that are vested as of the date of a Participant’s Termination but are not exercised within the time periods provided in this Article X shall expire and be forfeited without consideration as of the end of the last day for exercise of such time period as provided herein.

10.2 Repurchase of Awards. Unless otherwise determined by the Committee at the time of grant, upon any Participant’s Termination (other than for Cause), the Company may, at its sole option, repurchase all or any portion of the Awards then held by such Participant that are vested or otherwise exercisable as of the date of such Termination for a cash payment equal to the excess, if any, of (i) the Fair Market Value of the Shares subject to such Award (or the portion thereof so purchased) over (ii) the aggregate Exercise Price or Base Price, as applicable, and on such other terms and conditions as the Committee shall establish on the Grant Date and, if the amount determined pursuant to clause (ii) of this Section 10.2 exceeds the amount determined pursuant to clause (i) of this Section 10.2, for $0.

10.3 Termination of Employment Due to Retirement or Other Special Termination. Subject to Section 10.2, unless otherwise determined by the Committee on the Grant Date, in the event of a Participant’s Termination for any reason other than those contemplated by Sections 10.4 or 10.5 below, any Awards which, on or prior to the date of such Termination, have become exercisable in accordance with the provisions hereunder, may be exercised at any time prior to the 90th day following the Participant’s Termination or the expiration of the term of the applicable Award, whichever period is shorter.

10.4 Termination of Employment Due to Death or Disability. Subject to Section 10.2, unless otherwise determined by the Committee on the Grant Date, in the event of a Participant’s Termination by reason of death or Disability, any Awards which, on or prior to the date of such Termination, have become exercisable in accordance with the provisions hereunder, may be exercised by the Participant or the Participant’s beneficiary (or, if no beneficiary is named, in accordance with Section 12.5) at any time prior to the one-year anniversary of the date of Participant’s Termination or the expiration of the term of the applicable Award, whichever period is shorter.

10.5 Termination of Employment for Cause. Unless otherwise determined by the Committee on the Grant Date, in the event of a Participant’s Termination for Cause, all Awards granted to such Participant which are then outstanding shall be immediately forfeited and cancelled as of the effective date of such Termination.

ARTICLE XI

AMENDMENT, TERMINATION AND DURATION

11.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Section

422 of the Code and the rules of the applicable securities exchange; provided, however, that the Board may amend the Plan and any Award Agreement without shareholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code. Subject to the preceding sentence, the amendment, suspension or termination of the Plan shall not materially adversely alter or impair any rights or obligations under any Award theretofore granted to any Participant without the prior consent of such Participant. Notwithstanding the foregoing, the Committee may, but shall not be required to, amend or modify any Award to the extent necessary to avoid the imposition of taxes under Section 409A of the Code. The Company intends to administer the Plan and all Awards granted thereunder in a manner that complies with Code Section 409A and shall work in good faith with any Participant hereunder to amend or modify Awards to avoid imposition of taxes imposed by Code Section 409A, however, notwithstanding anything herein to the contrary, neither the Company nor the Committee shall have any liability to any Participant or any other person in the event such Code Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries or transferees. No Award may be granted during any period of suspension or after termination of the Plan.

11.2 Duration of the Plan. The Plan shall, subject to Section 11.1, terminate ten (10) years after adoption by the Board, unless earlier terminated by the Board and no further Awards shall be granted under the Plan. The termination of the Plan shall not affect any Awards granted prior to the termination of the Plan.

ARTICLE XII

MISCELLANEOUS

12.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, for any reason and with or without Cause.

12.2 Participation. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee’s determination under the Plan (including, without limitation, determination of the eligible Employees who shall be granted Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Awards Agreements and the establishment of Performance Goals) need not be uniform and may be made by it selectively among eligible Employees who receive or are eligible to receive Awards under the Plan, whether or not such eligible Employees are similarly situated.

12.3 Unfunded Status. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing set forth herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole and absolute discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

12.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

12.5 Beneficiary Designations. Subject to the restrictions in Section 12.6 below, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. For purposes of this Section, a beneficiary may include a designated trust having as its primary beneficiary a family member of a Participant. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

12.6 Nontransferability of Awards. No Award granted under the Plan may be sold, Transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution; provided, however, that except as provided by in the relevant Award Agreement or as determined by the Committee, a Participant may Transfer, without consideration, an Award other than an Incentive Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family; provided, further, that any such Immediate Family, and any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions of the applicable Award Agreement and any other agreements covering the transferred Awards. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant and may be exercised only by the Participant or the Participant’s legal representative.

12.7 No Rights as Shareholder. Except as expressly provided herein, no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares, if any, or in the event the Shares are uncertificated, such other method of recording beneficial ownership, shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

12.8 Withholding.

12.8.1 General. As a condition to the settlement of any Award hereunder, a Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll, reducing the number of Shares otherwise deliverable or delivering Share already owned), an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Award. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.

12.8.2 Withholding Arrangements. The Committee or the Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) paying cash, (b) having the Company withhold otherwise deliverable Shares, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the tax obligation, or (d) any combination of the foregoing.

12.9 No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s or Affiliate’s capital structure or business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate, (c) any

issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s or Affiliate’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s or Affiliate’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, beneficiary or any other person shall have any claim against any Member of the Board or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.

12.10 Conditions and Restrictions on Shares. Each Participant to whom an Award is made under the Plan shall (i) enter into an Award Agreement with the Company that shall contain such provisions consistent with the provisions of the Plan, as may be approved by the Committee and (ii) to the extent the Award is made at a time prior to the date Shares are listed for trading on an established securities exchange, enter into a “Stockholder’s Agreement” or other similar agreement that is substantially similar in all material respect to any stockholder’s agreement entered into by any other employee of the Company or its Subsidiaries in connection with the Award of any equity-based compensation and if deemed necessary or appropriate by the Company, the Participant shall provide other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature, which would permit the Company to cause Participant to become subject to any such agreement. If the Participant does not satisfy clauses (i) and (ii) above within the time period specified by the Company, which time period the Company acknowledges shall be a reasonable period of time to evaluate the terms of the applicable Award Agreement and/or Stockholder’s Agreement, as applicable, the Award granted to such Participant shall be null and void and the Participant shall have no further rights thereunder. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise or settlement of such Award or the delivery of Shares thereunder, such Award shall not be exercised or settled and such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act, and the rules and regulations thereunder. Finally, no Shares shall be issued and delivered under the Plan, unless the issuance and delivery of those Shares shall comply with all relevant regulations and any registration, approval or action thereunder.

12.11 Limitation on Benefits.

12.11.1 Notwithstanding anything contained in the Plan or an Award Agreement to the contrary (A) prior to an IPO, (i) to the extent that any of the payments and benefits provided for under the Plan, an applicable Award Agreement or any other agreement or arrangement between the Company and a Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code and (ii) if and to the extent any Payments in respect of Awards that vest based on the performance of a minimum period of service would, absent application of this clause (ii), be an “excess parachute payment” within the meaning of section 280G of the Code (and the regulations promulgated thereunder), such Awards shall not accelerate in the event of a Sale of the Company, and shall be honored, assumed or new rights substituted therefor by a Participant’s employer (or the parent or a subsidiary of such employer) in such Sale of the Company. If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentence would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of Section 280G(b)(5) of the Code are capable of being satisfied, subject to the Participant’s cooperation and satisfying the requirements thereof, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the Sale of the Company giving rise to such Payments and (B) from and after an IPO, if the Payments would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Participant shall receive the Payments unless the after-tax amount that would be retained by the Participant (after taking into account all federal, state and local income taxes payable by the Participant and the amount of any excise taxes payable by the Participant under Section 4999 of the Code that would be payable to the Participant (the “Excise Taxes”)) has a lesser aggregate value than the after-tax amount that would be retained by the Participant (after taking into account all federal, state and local income taxes payable by the Participant) if the Participant were to receive the Payments reduced to the largest amount as would result in no portion of the Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Participant shall be entitled only to the Reduced Payments.

12.11.2 The determination of whether Section 12.1.1 applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) and reasonably acceptable to the Participant. The Accounting Firm shall provide detailed supporting calculations to both the Company and the Participant within fifteen business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

12.11.3 If the Participant is to receive Reduced Payments, the Total Payments payable will be reduced or eliminated in the following order: (1) cash payments, (2) taxable benefits, (3) nontaxable benefits and (4) accelerated vesting of Awards; provided that, to the maximum extent permitted by law, the foregoing shall be interpreted in such a manner as does not subject the Participant to penalty under Section 409A of the Code.

12.11.4 It is possible that, after the determinations and selections made pursuant to this Section 12.11, the Participant will receive Total Payments that are, in the aggregate, either more or less than the amount provided under Section 12.11.1 (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final non-appealable judgment, that an Excess Payment has been made, then the Participant shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Participant’s receipt of such Excess Payment until the date of such repayment. In the event that it is finally determined (x) by a court of competent jurisdiction or the Internal Revenue Service or (y) by the Accounting Firm upon request by either the Company or the Participant, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Participant (but in any event within ten days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant had the provisions of Section 12.11.1 not been applied until the date of payment.

12.12 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.13 Severability. In the event any provision of the Plan or of any Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Award Agreement, and the Plan and/or the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12.14 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.15 Governing Law. The Plan and all determinations made and actions taken pursuant hereto to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the General Corporation Law of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be brought in any Court in the State of Delaware, and the Company and each Participant shall submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Company and each Participant shall irrevocably waive any objections which he, she or it may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Plan or any Award Agreement brought in any Court in the State of Delaware, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. The Company and each Participant shall waive any right he, she or it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Plan or any Award Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party to any Award Agreement or relating to this Plan in any way.

12.17 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

12.18 Payments to Minors. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

12.19 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participant(s) and not with the Company.

12.20 Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

12.21 Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to any Awards hereunder.

12.22 Award Agreement. Notwithstanding any other provision of the Plan, to the extent the provisions of any Award Agreement are inconsistent with terms of the Plan and such inconsistency is a result of compliance with laws of the jurisdiction in which the Participant is resident or is related to taxation of such Award in such jurisdiction or the Award Agreement has been approved by the Board and contains an express statement that such Award Agreement or particular provisions thereof control over any competing provision of this Plan, the relevant provisions of the particular Award Agreement shall govern.